Exhibit 5

[LETTERHEAD OF SEARS HOLDINGS]

April 12, 2006

Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, IL 60179

Ladies and Gentlemen:

I have acted as counsel for Sears Holdings Corporation, a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") of 1,000,000 shares of the common stock, par value $.01 per share (the "Shares"), of the Company issuable pursuant to the terms of the Company's 2006 Stock Plan, as amended (as it hereafter may be further amended and/or restated, the "Plan"). In such capacity, I have examined the Restated Certificate of Incorporation and Restated By-Laws of the Company, the Plan as currently in effect, the Registration Statement and such other documents as I deemed necessary or appropriate for the purposes of the opinion expressed herein.

On the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued pursuant to the terms of the Plan, the Shares will be validly issued.

This opinion is limited to the Delaware General Corporation Law and the federal laws of the United States.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Sincerely,

/s/ William R. Harker

William R. Harker